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                                                                      EXHIBIT 12

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                                           YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                2001       2000       1999      1998      1997
                                              --------   --------   --------   ------   --------
Earnings:
  Income from continuing operations before
     income taxes and extraordinary gain
     (loss).................................  $1,401.1   $1,532.3   $  532.3   $336.5   $  632.0
  Add:
     Interest expense -- net................     708.7      616.6      509.6    450.3      390.2
     Rental expense representative of
       interest factor......................      31.8       27.6       28.2     24.1       24.4
     Interest accrued -- 50% owned
       company..............................       9.0        8.7        7.5      6.2         --
     Preferred returns and minority interest
       in income of consolidated
       subsidiaries.........................      67.5       58.0       38.2      7.3        7.8
     Equity losses in less than 50% owned
       companies............................      27.9       16.5       13.0       --         --
     Other..................................       7.2       (8.4)      (3.7)     7.5        3.0
                                              --------   --------   --------   ------   --------
          Total earnings as adjusted plus
            fixed charges...................  $2,253.2   $2,251.3   $1,125.1   $831.9   $1,057.4
                                              ========   ========   ========   ======   ========
Combined fixed charges and preferred stock
  dividend requirements:
     Interest expense -- net................  $  708.7   $  616.6   $  509.6   $450.3   $  390.2
     Capitalized interest...................      39.4       49.3       34.5     13.7       15.4
     Rental expense representative of
       interest factor......................      31.8       27.6       28.2     24.1       24.4
     Pretax effect of dividends on preferred
       stock of the Company.................        --         --        5.1     12.4       16.1
     Pretax effect of dividends on preferred
       stock and other preferred returns of
       subsidiaries.........................      59.1       44.2       26.7       --         --
     Interest accrued -- 50% owned
       company..............................       9.0        8.7        7.5      6.2         --
                                              --------   --------   --------   ------   --------
          Combined fixed charges and
            preferred stock dividend
            requirements....................  $  848.0   $  746.4   $  611.6   $506.7   $  446.1
                                              ========   ========   ========   ======   ========
Ratio of earnings to combined fixed charges
  and preferred stock dividend
  requirements..............................      2.66       3.02       1.84     1.64       2.37
                                              ========   ========   ========   ======   ========
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